Exhibit 3.1(b)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHUTTERSTOCK, INC.

Shutterstock, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST.                    The name of this corporation is “Shutterstock, Inc.”

SECOND.              The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on May 3, 2012.

THIRD.                  The Certificate of Incorporation of the Corporation is hereby amended and restated pursuant to Sections 228, 242 and 245 of the DGCL. All amendments to the Certificate of Incorporation reflected herein have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of such Sections. As required by Section 228 of the DGCL, the Corporation has given written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.

FOURTH.              The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Shutterstock, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1811 Silverside Road, Wilmington, DE 19810, County of New Castle.  The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The aggregate number of shares that the Corporation shall have authority to issue is 30,000,000 shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.  In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

(A)          To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)           The Corporation shall indemnify, to the fullest extent permitted by the DGCL, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)           Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.

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The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by its duly authorized officer this 5th day of October, 2012.

SHUTTERSTOCK, INC.

By:	/s/ Jonathan Oringer
Name: Jonathan Oringer
Title: Chief Executive Officer